Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of February 23, 2005

among

Sigma-Aldrich Corporation,

The Lenders Party Hereto,

Wells Fargo Bank, National Association,

as Administrative Agent and

Letter of Credit Issuer

Wells Fargo Bank, National Association

and

Wachovia Capital Markets, LLC

as Joint Lead Arrangers

Wachovia Bank, N.A.,

as Syndication Agent

U.S. Bank N.A.

The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch

and

ABN AMRO Bank N.V.

as Co-Documentation Agents

i

Pricing Schedule – Revolving Facility

Pricing Schedule – Term Facility

Schedule 1.01 - Commitments

Schedule 4.05 - Litigation

Schedule 4.06 - ERISA

Schedule 4.09 - Subsidiaries

Schedule 5.07 - Existing Liens

Schedule 9.01 - Notice Information

Exhibit A-1 - Revolving Note

Exhibit A-2 - Term Note

Exhibit B - Opinion of Borrower’s Special Counsel

Exhibit C - Assignment and Assumption Agreement

Exhibit D - Compliance Certificate

Exhibit E - Form of Notice of Borrowing

Exhibit F - Form of Notice of Conversion/Continuation

Exhibit G - Form of Lender Assumption Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 23, 2005, is by and among SIGMA-ALDRICH CORPORATION, a Delaware corporation, the Lenders from time to time party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Letter of Credit Issuer, WELLS FARGO BANK, NATIONAL ASSOCIATION and WACHOVIA CAPITAL MARKETS, LLC as Joint Lead Arrangers for the Lenders, WACHOVIA BANK, N.A., as Syndication Agent, and ABN AMRO BANK N.V., THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH AND U.S. BANK N.A., as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide a credit facility to the Borrower in an aggregate principal amount not to exceed $300,000,000 at any time outstanding, consisting of (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $150,000,000 at any time outstanding (except as provided in Section 2.08(c)); and (ii) a term loan facility to the Borrower in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;

WHEREAS, the proceeds of (i) the revolving credit facility will be used by the Borrower for general corporate purposes, including, without limitation, to pay commercial paper obligations of the Borrower and issue Letters of Credit, and (ii) the term loan facility will be used by the Borrower to fund a portion of the purchase price for the acquisition of JRH Biosciences, a division of CSL Limited, a company incorporated in England and Wales (“JRH/UK”), JRH Biosciences PTY Ltd., a company incorporated in Australia (“JRH/Australia”), CSL US Inc., a Delaware corporation (“JRH/US”, each a direct or indirect susidiary of CSL Limited, a company incorporated in Australia and collectively “JRH Biosciences”); and

WHEREAS, the Lenders are willing to extend Commitments to make Loans and issue Letters of Credit to the Borrower hereunder, in each case, for the respective purposes provided herein and only on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

“Administrative Agent” means Wells Fargo in its capacity as Administrative Agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agent-Related Persons” means the Administrative Agent (including any successor Administrative Agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that any Person which does not own, directly or indirectly, more than 15% of any class of voting securities (or other ownership interests) of such other Person shall not be deemed to “control” such Person.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Base Rate Lending Office and (ii) in the case of its LIBOR Loans, its LIBOR Lending office.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 9.06(c).

“Authorized Officer” means any of the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Corporate Controller or any Vice President and Chief Administrative Officer of the Borrower or any other officer designated by the Borrower in writing to the Administrative Agent, in each case acting singly.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §101 et. seq.

“Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day, and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Base Rate Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Base Rate Lending Office) or such other office as such Lender may hereafter designate as its Base Rate Lending Office by notice to the Borrower and the Administrative Agent.

“Base Rate Loan” means a Loan bearing interest at the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Board of Directors” means the board of directors of the Borrower as it may be constituted at any relevant time.

“Borrower” means Sigma-Aldrich Corporation, a Delaware corporation, and its successors.

“Borrowing” has the meaning set forth in Section 1.03.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Loans a day (other than a Saturday on Sunday) on which banks generally are open in Chicago and San Francisco for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and San Francisco for the conduct of substantially all of their commercial lending activities.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as an asset and a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

“Capitalization Ratio” means at any date the ratio of (x) Consolidated Debt, to (y) the sum of Consolidated Debt plus Consolidated Net Worth.

“Commitment” means, with respect to any Lender, the aggregate amount of its Total Revolving Commitments and Term Commitments.

“Commitment Percentage” means, with respect to each Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of the Commitments of the Lenders.

“Compliance Certificate” means a certificate delivered in accordance with Section 5.01(c).

“Consolidated Debt” means at any date the Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Net Worth” means, at any time: (a) the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with generally accepted accounting principles, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries; minus (b) the total liabilities of the Borrower and its

Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with generally accepted accounting principles; minus (c) any consolidated balance sheet foreign currency translation adjustment.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all fixed or contingent reimbursement obligations of such Person with respect to letters of credit, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable, deferred compensation items, and like expense accruals arising in the ordinary course of business), except, in the case of property, to the extent that the rights and remedies of the obligor with respect to such obligations are limited to repossession or sale of such property, (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person for Swaps, (vii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (viii) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with generally accepted accounting principles, (ix) all Synthetic Lease Obligations, and (x) all Debt of others Guaranteed by such Person. The amount of any Debt secured by a Lien pursuant to clause (vii) above shall be an amount equal to the lesser of (x) the aggregate outstanding amount of Debt secured by such Lien and (y) the greater of the aggregate book value and the aggregate fair market value of the assets subject to such Lien.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or toxic or hazardous substances or wastes or the clean-up or other remediation thereof and any and all judgments, orders, decrees, permits, grants, franchises, licenses or agreements relating to the foregoing to which the Borrower or any Subsidiary is a party or which is otherwise applicable to the Borrower or any Subsidiary.

“Eligible Lender” means a financial institution mutually agreed upon by both Administrative Agent and Borrower, such consent shall not be unreasonably withheld.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated, on or after the Effective Date, as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing 364-Day Agreement” means that certain Credit Agreement (364-Day Facility) dated as December 12, 2001 among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and as sole Lead Arranger, Wachovia Bank, N.A. and U.S. Bank N.A., as Co-Syndication Agents, and ABN AMRO Bank N.V. and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as Co-Documentation Agents, as from time to time amended, restated or modified.

“Facility Fee Rate” has the meaning set forth in Section 2.07(a).

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 9:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means either of the letter agreements, relating to certain agency and arrangement fees, between the Borrower and (i) Wells Fargo, in its capacity as Administrative Agent and Joint Lead Arranger, or (ii) Wachovia Bank, N.A. in its capacity as Joint Lead Arranger, as amended, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“5-Year Agreement” means that certain Credit Agreement (5-Year Facility) dated as of December 12, 2001 among the Borrower, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent and as sole Lead Arranger, Wachovia Bank, N.A. and U.S. Bank N.A., as Co-Syndication Agents, and ABN AMRO Bank N.V. and The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as Co-Documentation Agents, as from time to time amended, restated or modified.

“Governmental Authority” shall mean any nation or government where the Borrower or its Subsidiaries do business, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Interest Period” means, with respect to each LIBOR Loan, the period commencing on the date of such Borrowing and ending 1, 2, 3, 6, 9 or 12 months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(i)	any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

(iii)	any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

“Issuance Request” shall have the meaning set forth in Section 2.15.4.

“JRH Biosciences” means JRH Biosciences Limited, a company incorporated in England and Wales, JRH Biosciences Pty Ltd., a company incorporated in Australia, CSL US Inc., a Delaware corporation, and JRH Biosciences, Inc., a Delaware corporation.

“Lender” means each lender listed on the signature pages hereof, each Assignee which becomes a Lender pursuant to Section 9.06(c), and their respective successors and assigns.

“Lending Office” means the LIBOR Lending Office or Base Rate Lending Office, as applicable.

“Letter of Credit” means a Letter of Credit issued pursuant to Section 2.15.

“Letter of Credit Expiry Date” means, with respect to any Letter of Credit, the date which is one (1) year after the date of issuance therefor.

“Letter of Credit Issuer” means Wells Fargo, as issuer of the Letters of Credit.

“Letter of Credit Issuer-Related Persons” means the Letter of Credit Issuer (including any successor Administrative Agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Letter of Credit Obligations” means, as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding, and (b) the aggregate undrawn face amount of the then outstanding Letters of Credit.

“Letter of Credit Sublimit” means an aggregate amount of $50,000,000.

“LIBOR Base Rate” means, with respect to LIBOR Loans for the relevant Interest Period, the rate determined by the Administrative Agent to be the rate at which Wells Fargo offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Wells Fargo’s relevant LIBOR Loan and having a maturity equal to such Interest Period.

“LIBOR Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its LIBOR Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its LIBOR Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR Loan” means a Loan bearing interest at the LIBOR Rate.

“LIBOR Margin” means, with respect to LIBOR Loans at any time, the percentage rate per annum which is applicable at such time with respect to LIBOR Loans as set forth in the Pricing Schedule.

“LIBOR Rate” means, with respect to LIBOR Loans for the relevant Interest Period, the sum of (i) the quotient of (a) the LIBOR Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the LIBOR Margin. The LIBOR Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement.

“Loan” means a Revolving Loan or Term Loan, as the case may be.

“Loan Document” means this Agreement, the Fee Letters and any Notes issued hereunder.

“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to perform its obligations under the Loan Documents; or (iii) the legality, validity or enforceability of the Loan Documents.

“Material Debt” means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $30,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a) (3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“Notes” means the Revolving Notes and the Term Notes, and “Note” means any of the Revolving Notes or Term Notes.

“Notice of Borrowing” means a Notice of Borrowing (as defined in Section 2.02(a)) executed by a Senior Financial Officer.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Letter of Credit Obligations, and all accrued and unpaid fees, expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Parent” means, with respect to any Lender, any Person controlling (as defined under the definition of “Affiliate” herein) such Lender.

“Participant” has the meaning set forth in Section 9.06(b).

“Payment Office” means the main office of the Administrative Agent located in San Francisco, California.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Disposition” has the meaning set forth in Section 5.08(c).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means at any time the rate of interest per annum most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the Prime Rate shall be effective on the day the change is announced within Wells Fargo.

“Register” has the meaning set forth in Section 9.06(f).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Agreement” means a letter of credit application and reimbursement agreement in such form as the Letter of Credit Issuer may from time to time employ in the ordinary course of business. In the event of any inconsistency between the Agreement and any Reimbursement Agreement, this Agreement shall govern.

“Reimbursement Obligations” means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders, the Letter of Credit Issuer and/or the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Letter of Credit Issuer and/or the Administrative Agent under or in respect of draws made under the Letters of Credit.

“Required Lenders” means at any time Lenders having at least (i) 51% of the aggregate amount of the Commitments, and (ii) to the extent any Commitments have terminated, then 51% of the aggregate unpaid principal amount of Notes outstanding under such terminated Commitments.

“Reserve Requirement” means, with respect to an Interest Period, the maximum, aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on eurocurrency liabilities.

“Revolving Commitment” means, with respect to any Lender, the principal amount set forth opposite the name of such Lender on Schedule 1.01 hereto or in any Assignment and Assumption Agreement under the caption “Amount of Revolving Commitment”, and “Revolving Commitments” means such commitments collectively, which commitments equal $150,000,000 in the aggregate as of the Effective Date, as such amount may be changed from time to time pursuant to Section 2.08.

“Revolving Commitment Percentage” means, with respect to each Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of the Revolving Commitments of the Lenders.

“Revolving Loan” means a loan made by a Lender pursuant to Section 2.01 (a), which may be a Base Rate Loan or a LIBOR Loan.

“Revolving Loan Availability Period” means the period from and including the Effective Date to but not including the Revolving Loan Termination Date.

“Revolving Loan Termination Date” means February 23, 2010.

“Revolving Note” means promissory notes of the Borrower, substantially in the form of Exhibit A-1 hereto, evidencing the obligation of the Borrower to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property that has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower or one of the Subsidiaries.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations (other than forward currency contracts) obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then and in each such case, the amount of such obligations shall be the net amount so determined.

“Synthetic Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which may be classified and accounted for as an operating lease or off-balance sheet liability for accounting purposes but as a secured or unsecured loan for tax purposes under the Internal Revenue Code.

“Term Commitment” means, with respect to any Lender, the principal amount set forth opposite the name of such Lender on Schedule 1.01 hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term Commitment”, and “Term Commitments” means such commitments collectively, which commitments equal $150,000,000 in the aggregate as of the Effective Date, as such amount may be changed from time to time pursuant to Section 2.08.

“Term Commitment Percentage” means, with respect to each Lender, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Term Commitment and the denominator of which is the aggregate amount of the Term Commitments of the Lenders.

“Term Loan” means a loan made by a Lender pursuant to Section 2.01 (b), which may be a Base Rate Loan or a LIBOR Loan.

“Term Loan Availability Period” means the period from and including the Effective Date to but not including June 1, 2005.

“Term Loan Termination Date” means February 23, 2008.

“Term Note” means promissory notes of the Borrower, substantially in the form of Exhibit A-2 hereto, evidencing the obligation of the Borrower to repay the Term Loans, and “Term Note” means any one of such promissory notes issued hereunder, as the same may be amended, supplemented or otherwise modified from time to time.

“Total Revolving Commitment” means, with respect to any Lender, its Revolving Commitment under this Agreement plus its commitment pursuant to the 5-Year Agreement, and “Total Revolving Commitments” means such commitments collectively for all Lenders, which commitments equal $300,000,000 in the aggregate as of the Effective Date, as such amount may be changed from time to time pursuant to Section 2.08 hereof or Section 2.08 of the 5-Year Agreement.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Utilization Fee Period” means any period of time after the date hereof during which the used portion of the Total Revolving Commitments exceeds 50% of the Total Revolving Commitments.

“Utilization Fee Rate” has the meaning set forth in Section 2.07(b).

“Voting Stock” means capital stock of any class or classes (however designated) having ordinary voting power for the election of directors of the Borrower, other than stock having such power only by reason of the happening of a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity.

Section 1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Lenders; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

Section 1.03 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to the Borrower pursuant to Article II on a single date and, in the case of LIBOR Loans, for a single Interest Period. Borrowings may be classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Base Rate Borrowing” is a Borrowing comprised of Base Rate Loans, and a “LIBOR Borrowing” is a Borrowing comprised of LIBOR Loans).

ARTICLE II

THE CREDITS

Section 2.01 Commitments to Lend.

(a) Revolving Loans. During the Revolving Loan Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01(a) from time to time in amounts such that the aggregate principal amount of Revolving Loans by such Lender shall not exceed the amount of its Revolving Commitment less such Lender’s Revolving Commitment Percentage of all Letter of Credit Obligations outstanding at such time. Each Borrowing under this Section 2.01(a) shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (or in the remaining unused portion of the Revolving Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or to the extent permitted by Section 2.10, prepay Loans and reborrow at any time during the Revolving Loan Availability Period under this Section 2.01(a).

(b) Term Loans. During the Term Loan Availability Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Term Loans to the Borrower pursuant to this Section 2.01(b) from time to time in amounts such that the aggregate principal amount of Term Loans by such Lender shall not exceed the amount of its Term Commitment. Each Borrowing under this Section 2.01(b) shall be made from the several Lenders ratably in proportion to their respective Term Loan Commitments. Borrower shall not be entitled to more than two (2) separate Borrowings from the Lenders under this Section 2.01(b). Amounts repaid on the Term Loans may not be reborrowed.

Section 2.02 Notice of Borrowings.

(a) Notice of Borrowings. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than (x) 12:00 noon (Chicago time) on the date of each Base Rate Borrowing and (y) 1:00 P.M. (Chicago time) on the third Business Day before each LIBOR Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Business Day

(ii) the aggregate amount of such Borrowing,

(iii) whether the Loans comprising such Borrowing are to be Revolving Loans or Term Loans,

(iv) whether the Loans comprising such Borrowing are to be Base Rate Loans or LIBOR Loans, and

(v) in the case of a LIBOR Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Conversion and Continuation of Outstanding Advances. Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into LIBOR Loans pursuant to this Section 2.02 or are repaid in accordance with this Article II. Each LIBOR Borrowing shall continue as a LIBOR Borrowing until the end of the then applicable Interest Period therefor, at which time such LIBOR Borrowing shall be automatically converted into a Base Rate Borrowing unless (x) such LIBOR Borrowing is or was repaid in accordance with this Article II or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such LIBOR Borrowing continue as a LIBOR Borrowing for the same or another Interest Period. The Borrower may elect from time to time to convert all or any part of a Base Rate Borrowing into a LIBOR Borrowing, provided that the resulting Borrowings shall be in a minimum amount of $5,000,000. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Borrowing into a LIBOR Borrowing or continuation of a LIBOR Borrowing not later than 1:00 P.M. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation,

(ii) the aggregate amount of the Borrowing which is to be converted or continued and whether such Borrowing is a Base Rate Borrowing or a LIBOR Borrowing, and

(iii) the amount of such Borrowing which is to be converted into or continued as a LIBOR Borrowing and the duration of the Interest Period applicable thereto.

In no event shall Borrower be permitted more than eight (8) Interest Periods outstanding at any one time under this Agreement.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 2:00 P.M. (Chicago time) on the date of each Borrowing, each Lender therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in San Francisco, California, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

(c) If new Loans are to be made hereunder on a day on which the Borrower is to prepay or repay all or any part of outstanding Loans, the Lenders shall apply the proceeds of the new Loans to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being prepaid or repaid shall be made available by the Lenders to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.12, as the case may be. In such case, the incurrence of such new Loans and the prepayment or repayment of such outstanding Loans shall be deemed to have occurred simultaneously.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.04 Notes.

(a) The Revolving Loans of each Lender shall be evidenced by a single Revolving Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving Commitment. The Term Loans of each Lender shall be evidenced by a single Term Note payable to the order of such Lender for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Term Commitment.

(b) Upon receipt of each Lender’s Note pursuant to Section 3.01(b), the Administrative Agent shall deliver such Note to such Lender. Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05 Maturity of Loans. Each Revolving Credit Loan shall mature, and the principal amount thereof and all accrued and unpaid interest thereon shall be due and payable in full, on the Revolving Loan Termination Date. Each Term Loan shall mature, and the principal amount thereof and all accrued and unpaid interest thereon shall be due and payable in full, on the Term Loan Termination Date.

Section 2.06 Interest Rates.

(a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due or is converted to a LIBOR Loan, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on the last Business Day of each calendar quarter. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to, but excluding, the date of the actual payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(b) Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the applicable LIBOR Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any LIBOR Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to, but excluding, the date of actual payment, at a rate per annum equal to the sum of two percent (2%) plus the higher of (i) the Base Rate for such day, or (ii) the LIBOR Rate for the applicable Interest Period, and thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Base Rate for such day.

(c) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders by telex or facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.07 Loan Fees.

(a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a facility fee at the applicable percentage rate per annum as set forth in the Pricing Schedule (the “Facility Fee Rate”). Such facility fee shall accrue each day from and including the Effective Date to but excluding the Termination Date, on the aggregate amount of the Commitments (whether used or unused) on such date.

(b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably a per annum utilization fee at the applicable percentage rate as set forth in the Pricing Schedule (the “Utilization Fee Rate”). Such utilization fee shall accrue each day during the Utilization Fee Period on the aggregate amount of the used portion of the Total Revolving Commitments.

(c) Administrative Agent’s and Arrangers’ Fees. The Borrower shall pay to the Administrative Agent and the Joint Lead Arrangers, for their own accounts, as and when due the fees set forth in the Fee Letters.

(d) Payments. Accrued fees under clauses (a) and (b) of this Section shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date.

Section 2.08 Optional Termination, Reduction or Increase of Commitments.

(a) The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, terminate the Revolving Commitments at any time, if no Revolving Loans or Letter of Credit Obligations are outstanding at such time, or terminate the Term Commitments, if no Term Loans are outstanding at such time.

(b) The Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $10,000,000 (i) the aggregate amount of the Revolving Commitments in excess of the aggregate outstanding principal amount of the Revolving Loans and Letter of Credit Obligations, or (ii) the aggregate amount of the Term Commitments in excess of the aggregate outstanding principal amount of the Term Loans. Each such termination or reduction shall be permanent.

(c) (i) Borrower may at any time, by notice to the Administrative Agent, propose that the Revolving Commitments be increased (the amount of such increase being a “Revolving Commitment Increase”), effective as at a date prior to the Revolving Loan Termination Date (an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (a “Increase Commitment Date”); provided, however, that (a) the Borrower may not propose more than two Revolving Commitment Increases in any calendar year, (b) the Borrower shall cause the Increase Date to occur on a date which is the end of the applicable Interest Period for all Loans then outstanding (and for this purpose the Borrower shall cause Interest Periods to be selected in such manner to effect the foregoing), (c) the minimum proposed Revolving Commitment Increase per notice shall be $10,000,000, (d) in no event shall the Revolving Commitments at any time exceed $300,000,000, (e) the Borrower shall have delivered to the Administrative Agent all necessary corporate resolutions authorizing such Revolving Commitment Increase and any related borrowings, and (f) no Default shall have occurred and be continuing on such Increase Date. The Administrative Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. Each of the Lenders shall have the opportunity to increase its Revolving Commitment by a ratable amount of the proposed Revolving Commitment Increase. If one or more of the Lenders is not willing to increase its Revolving Commitment on a ratable basis (provided, that failure of a Lender to respond shall be deemed an indication of unwillingness), then the Administrative Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and other Eligible Lenders with a view to arranging the proposed Revolving Commitment Increase through the increase of the Revolving Commitments of, first, one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an “Increasing Lender”) and, if the existing Lenders are not willing, in the aggregate, to increase their Revolving Commitments by the amount of the requested Revolving Commitment Increase, then, subject to the provisions of applicable law, by the addition of one or more other Eligible Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Assuming Lender”) as Lenders and as parties to this Agreement. If the Increasing Lenders agree to increase their respective Revolving Commitments by an aggregate amount in excess of the proposed Revolving Commitment Increase, the proposed Revolving Commitment Increase shall be allocated among such Increasing Lenders in proportion to their respective Revolving Commitments immediately prior to the Increase Date. If agreement is reached on or prior to the applicable Increase Commitment Date with any Increasing Lenders and Assuming Lenders as to a Revolving Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Administrative Agent to the Borrower on or prior to the applicable Increase Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date and the Revolving Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided, that:

(w) the Administrative Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (Chicago time) on the applicable Increase Date a certificate executed by both an Authorized Officer and the secretary of the Borrower, stating that the resolutions adopted by the Board of Directors of the Borrower prior to such Increase Date authorizing the Borrower to borrow Revolving Loans pursuant to this Agreement from time to time in an aggregate principal amount at any one time outstanding not in excess of $300,000,000 remain in full force and effect and have not been modified or rescinded or attaching and certifying, if applicable, any amendments to such resolutions or supplemental borrowing resolutions;

(x) The Administrative Agent shall have received from the Borrower duly executed and delivered (1) Revolving Notes payable to the order of each Assuming Lender, if any, and each Increasing Lender, dated as of the applicable Increase Date, in a principal amount equal to such Lender’s Revolving Commitment after giving effect to the relevant Revolving Commitment Increase, and substantially in the form of Exhibit A-1. (The Administrative Agent, upon receipt of such Revolving Notes, shall promptly deliver such Revolving Notes to the respective Assuming Lenders and Increasing Lenders, and upon receipt of such Revolving Notes, each Increasing Lender agrees to return to the Borrower the Revolving Notes theretofore issued to it pursuant to this Agreement);

(y) each such Assuming Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (Chicago time) on such Increase Date, an appropriate Lender Assumption Agreement in substantially the form of Exhibit G hereto, duly executed by such Assuming Lender and the Borrower; and

(z) each such Increasing Lender shall have delivered to the Administrative Agent by, not later than 10:00 A.M. (Chicago time) on such Increase Date, a confirmation in writing reasonably satisfactory to the Administrative Agent as to its increased Revolving Commitment.

(ii) In the event that the Administrative Agent shall have received notice from the Borrower as to its agreement to a Revolving Commitment Increase on or prior to the applicable Increase Commitment Date and each of the actions provided for in clauses (i)(w) through (i)(z) above shall have occurred prior to 10:00 A.M. (Chicago time) on the applicable Increase Date to the satisfaction of the Administrative Agent, the Administrative Agent shall promptly notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Revolving Commitment Increase and shall record in its records the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (Chicago time) on the applicable Increase Date, make available to the Administrative Agent in accordance with the provisions of Section 2.03(b), in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Revolving Commitments then outstanding (calculated based on its Revolving Commitment Percentage), or, in the case of an Increasing Lender, an amount equal to the excess of (a) such Increasing Lender’s ratable portion of the Revolving Commitments then outstanding after giving effect to the relevant Revolving Commitment Increase over (b) such Increasing Lender’s ratable portion of the Revolving Commitments then outstanding before giving effect to the relevant Revolving Commitment Increase. After the Administrative Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will, if necessary, promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective applicable Lending Office in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Commitments owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Commitments then outstanding after giving effect to the relevant Revolving Commitment Increase.

(iii) In the event that the Administrative Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Increase Commitment Date or the Borrower shall, by notice to the Administrative Agent prior to the applicable Increase Date, withdraw its proposal for a Revolving Commitment Increase or any of the actions provided for above in clauses (i)(w) through (i)(z) shall not have occurred by 10:00 A.M. (Chicago time) on such Increase Date, such proposal by the Borrower shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (i)(w) through (i)(z) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

Section 2.09 Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.10 Prepayments.

(a) The Borrower may, (i) upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Base Rate Borrowing and (ii) upon at least three (3) Business Days’ notice to the Administrative Agent, prepay, subject to Section 2.12, any LIBOR Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Borrowing.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower; provided, however, that the Borrower may reborrow Loans at any time during the Revolving Loan Availability Period subject to Section 2.01(a).

Section 2.11 General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than Noon (Chicago time) on the date when due, in Federal or other funds immediately available in San Francisco, California, to the Administrative Agent at its Payment Office without set-off, counterclaim or deduction of any kind. The Administrative Agent will promptly distribute to each Lender its ratable share (if any) of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the LIBOR Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. All payments by Borrower hereunder shall be made without deduction, set-off, recoupment or counterclaim of any kind, subject to compliance with Section 2.14 of this Agreement.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

Section 2.12 Funding Losses. If the Borrower makes any payment of principal with respect to any LIBOR Loan or any LIBOR Loan is converted to a different type of Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any LIBOR Loans after notice has been given to any Lender in accordance with Section 2.03(a), or fails to borrow, prepay, convert or continue any LIBOR Loan after notice has been given to any Lender in accordance with Section 2.02, 2.03(a) or 2.10(a), or Article VIII, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Lender shall have delivered to the Borrower a certificate explaining in reasonable detail the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13 Computation of Interest and Fees. All interest and fees hereunder shall be computed on the basis of a year of 360 days, provided that interest on Base Rate Loans shall be computed on the basis of a year of 365 days or 366 days (as applicable), and in any case shall be paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14 Withholding Tax Exemption.

(a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or successor forms), certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 (or successor forms) further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such forms (or successor forms) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(b) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding thereof, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 2.14(b) shall survive the payment of the Obligations and termination of this Agreement.

Section 2.15 Letters of Credit.

Section 2.15.1 Issuance of Letters of Credit. From and after the date hereof to but not including the fifth Business Day prior to Revolving Credit Termination Date, the Letter of Credit Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, one or more Letters of Credit; provided, however, that the Letter of Credit Issuer shall not be under any obligation to issue, and shall not issue, any Letter of Credit if:

(a) (i) any order, judgment or decree of any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of Letters of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to any Letter of Credit any restriction or reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Letter of Credit Issuer as of the date of this Agreement and which the Letter of Credit Issuer in good faith deems material to it (the Letter of Credit Issuer shall promptly notify the Borrower of any event which, in the judgment of the Letter of Credit Issuer, would preclude the issuance of a Letter of Credit pursuant to this clause (i)); (ii) one or more of the conditions to such issuance contained in Section 3.02 is not then satisfied; or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Letter of Credit Obligations would exceed the Letter of Credit Sublimit.

(b) the sum at any time of (A) the aggregate amount of Letter of Credit Obligations and (B) the aggregate principal balance of all outstanding Revolving Loans exceed the Revolving Commitments;

(c) the expiration date of any Letter of Credit (including, without limitation, Letters of Credit issued with an automatic “evergreen” provision providing for renewal absent advance notice by the Borrower or the Letter of Credit Issuer), or the date for payment of any draft presented thereunder and accepted by the Letter of Credit Issuer, be later than the Letter of Credit Expiry Date; or

(d) any Letter of Credit is for a purpose not approved by the Letter of Credit Issuer in its reasonable commercial discretion.

Section 2.15.2 Participating Interests. Immediately upon the issuance by the Letter of Credit Issuer of a Letter of Credit in accordance with Section 2.15.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Letter of Credit Issuer, without recourse, representation or warranty, an undivided participation interest equal to its Revolving Commitment Percentage of the face amount of such Letter of Credit and each draw paid by the Letter of Credit Issuer thereunder. Each Lender’s obligation to pay its proportionate share of all draws under the Letters of Credit, absent gross negligence or willful misconduct by the Letter of Credit Issuer in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

Section 2.15.3 Letter of Credit Reimbursement Obligations.

(a) The Borrower agrees to pay to the Letter of Credit Issuer (i) on each date that any amount is drawn under each Letter of Credit a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.15.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.15.3 until payment in full at the Base Rate plus 2.00% per annum. The Borrower agrees to pay to the Letter of Credit Issuer the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any instrument executed pursuant hereto; (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit); (y) the validity, sufficiency or genuineness of any document which the Letter of Credit Issuer has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or (z) the surrender or material impairment of any security for the performance or observance of any of the terms hereof.

(b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Borrower agrees to reimburse the Letter of Credit Issuer for amounts which the Letter of Credit Issuer pays under such Letter of Credit no later than the time specified in this Agreement. If the Borrower does not pay any such Reimbursement Obligations when due, the Borrower shall be deemed to have immediately requested that the Lenders make Revolving Loans that are Base Rate Loans under this Agreement in an aggregate principal amount equal to such unreimbursed Reimbursement Obligations. The Administrative Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.02 or 2.03, each Lender shall make available to the Administrative Agent its Revolving Loan in the manner prescribed for Base Rate Loans. The proceeds of such Loans shall be paid over by the Administrative Agent to the Letter of Credit Issuer for the account of the Borrower in satisfaction of such unreimbursed Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Base Rate Loan.

(c) If the Letter of Credit Issuer makes a payment on account of any Letter of Credit and is not concurrently reimbursed therefore by the Borrower and if for any reason a Base Rate Loan may not be made pursuant to subsection 2.15.3(b), then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Administrative Agent for the account of the Letter of Credit Issuer, in immediately available funds, the purchase price for such Lender’s interest in such unreimbursed Reimbursement Obligations, which shall be an amount equal to such Lender’s pro-rata share of such payment. Each Lender shall, upon demand by the Letter of Credit Issuer, pay the Letter of Credit Issuer interest on such Lender’s pro-rata share of such draw from the date of payment by the Letter of Credit Issuer on account of such Letter of Credit until the date of delivery of such funds to the Letter of Credit Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Rate for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Letter of Credit Issuer is not reimbursed in full by the Borrower for interest on the amount of any draw on the Letters of Credit.

(d) At any time after the Letter of Credit Issuer has made a payment on account of any Letter of Credit and has received from any other Lender such Lender’s pro-rata share of such payment, such Letter of Credit Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for such payment, or of any other amount from the Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrower or any Instrument executed pursuant hereto but excluding any transfer of funds from any other Lender pursuant to subsection 2.15.3(b)), transfer to such other Lender such other Lender’s ratable share of such reimbursement or other amount; provided, that interest shall accrue for the benefit of such Lender from the time such Letter of Credit Issuer has made a payment on account of any Letter of Credit; provided, further, that in the event that the receipt by the Letter of Credit Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Letter of Credit Issuer any portion thereof previously transferred by the Letter of Credit Issuer to such Lender, but without interest to the extent that interest is not payable by the Letter of Credit Issuer in connection therewith.

Section 2.15.4 Procedure for Issuance. Prior to the issuance of each Letter of Credit, and as a condition of such issuance, the Borrower shall deliver to the Letter of Credit Issuer (with a copy to the Administrative Agent) a Reimbursement Agreement signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Letter of Credit Issuer. Each Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Letter of Credit Issuer by facsimile transmission, telex or other electronic means followed by delivery of executed originals within five days thereafter. The documents so delivered shall be in compliance with the requirements set forth in subsection 2.15.1(b), and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of issuance of such requested Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Letter of Credit is to expire, (iv) the entity for whose benefit the requested Letter of Credit is to be issued, which shall be either Borrower or a Subsidiary, and (v) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested Letter of Credit issuance. The delivery of the foregoing documents and information shall constitute an “Issuance Request” for purposes of this Agreement. Subject to the terms and conditions of Section 2.15.1 and provided that the applicable conditions set forth in Section 3.02 hereof have been satisfied, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Issuer’s usual and customary business practices. In addition, any amendment of an existing Letter of Credit shall be deemed to be an issuance of a new Letter of Credit and shall be subject to the requirements set forth above. The Letter of Credit Issuer shall give the Administrative Agent prompt written notice of the issuance of any Letter of Credit.

Section 2.15.5 Nature of the Lenders’ Obligations.

(a) As between the Borrower and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Letter of Credit Issuer in order to draw upon such Letter of Credit (other than a failure to satisfy documentary conditions to drawing where payment of the Letter of Credit despite such failure would constitute gross negligence or willful misconduct of the Letter of Credit Issuer); (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, facsimile transmission, telex or otherwise; (v) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vi) any consequences arising from causes beyond control of the Letter of Credit Issuer.

(b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth (including in subsection 2.15.3(a)), any action taken or omitted by the Letter of Credit Issuer under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Administrative Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Letter of Credit Issuer or any such Person.

Section 2.15.6 Letter of Credit Fees. The Borrower hereby agrees to pay letter of credit fees with respect to each Letter of Credit from and including the date of issuance thereof until the date such Letter of Credit is fully drawn, canceled or expired, (a) for the account of the Letter of Credit Issuer, an issuance fee equal to 1/8 of 1% of the initial face amount of such Letter of Credit, payable on the date of issuance, and (b) for the ratable account of the Lenders, a per annum percentage of the aggregate amount from time to time available to be drawn on such Letter of Credit equal to the LIBOR Margin from time to time in effect, payable quarterly in arrears on the last day of each calendar quarter of each year, and upon the expiration, cancellation or utilization in full of such Letter of Credit. In addition to the foregoing, the Borrower agrees to pay the Letter of Credit Issuer any other administrative fees customarily charged by it in respect of Letters of Credit issued by it to the extent such administrative fees are previously disclosed to the Borrower by the Letter of Credit Issuer prior to the issuance of a Letter of Credit.

Section 2.15.7 Cash Collateralization at Maturity of Loans. On the fifth Business Day prior to the Revolving Credit Termination Date, the Borrower shall deposit with the Administrative Agent an amount in immediately available funds equal to 105% of the undrawn portion of all Letters of Credit then outstanding, such amount to be held in a separate segregated cash collateral account to secure the Letter of Credit Obligations relating to such undrawn portion pursuant to documentation in form and substance satisfactory to the Administrative Agent in all respects. Such documentation shall contain, among other things, a representation and warranty that such funds are free of all other Liens and that the Administrative Agent, for the benefit of itself and the Lenders, has a first perfected security interest therein to secure such Letter of Credit Obligations.

ARTICLE III

CONDITIONS

Section 3.01 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

(a) receipt by the Administrative Agent of counterparts hereof signed in number sufficient for each party by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) receipt by the Administrative Agent for the account of each Lender of a duly executed Revolving Note and Term Note, dated on or before the Effective Date, complying with the provisions of Section 2.04;

(c) receipt by the Administrative Agent of an opinion of Bryan Cave LLP, special counsel for the Borrower, substantially in the form of Exhibit B hereto, and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(d) receipt by the Administrative Agent of all fees payable on or prior to the Effective Date;

(e) receipt by the Administrative Agent of all documents it may reasonably request relating to the existence of the Borrower and the corporate authority for and the validity of this Agreement and the Notes, all in form and substance satisfactory to the Administrative Agent;

(f) since December 31, 2003 there has been no event, condition or occurrence that could have a Material Adverse Effect; and

(g) the Existing 364 Day Agreement shall have been fully terminated and all “Obligations” outstanding under and defined therein shall be fully paid provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than March 7, 2005. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02 Borrowings. The obligation of any Lender to make a Loan on the occasion of any Borrowing and the obligation of the Letter of Credit Issuer to issue any Letter of Credit is subject to the satisfaction of the following conditions:

(a) in the case of a Revolving Loan or Letter of Credit, the fact that, immediately after making such Revolving Loan or issuing such Letter of Credit, the sum of the aggregate outstanding principal amount of the Revolving Loans and the aggregate amount of Letter of Credit Obligations will not exceed the aggregate amount of the Revolving Commitments;

(b) the fact that, immediately before and after making such Loan or issuing such Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing, provided that the representation and warranty contained in Section 4.04(b), 4.05 and 4.07 shall apply only to the first borrowing hereunder;

(d) in the case of a Term Loan, the fact that immediately after making such Term Loan, the aggregate outstanding principal amount of the Term Loans will not exceed the aggregate amount of the Term Commitments; and

(e) in the case of the first Term Loan, the Administrative Agent shall have received (i) a true and correct copy of the purchase and sale agreement (including all amendments and other modifications thereto) for the acquisition of JRH Biosciences in form and substance reasonably satisfactory to the Administrative Agent, (ii) revised schedules to this

Agreement, in form and substance reasonably satisfactory to the Administrative Agent, reflecting any changes required to make the representations and warranties hereunder true and correct as of the date of such acquisition, and (iii) a certificate of the Senior Financial Officer stating that immediately after giving effect to such acquisition no Default or Event of Default will have occurred and be continuing.

The acceptance of the proceeds of each Loan hereunder and each request to issue a Letter of Credit pursuant hereto shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (a), (b), (c), (d) and (e) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01 Corporate Existence and Power. The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, (ii) has all corporate powers required to carry on its business as now conducted and (iii) has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect on the business, consolidated financial position or results of operations of the Borrower and its Subsidiaries considered as a whole or a Material Adverse Effect.

Section 4.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Borrower or of any judgment, injunction, order or decree, or of any material agreement or other material instrument binding upon the Borrower or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

Section 4.03 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.

Section 4.04 Financial Information.

(a) The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2003, and the related consolidated statements of income, cash flows and shareholders’ equity for the Fiscal Year then ended, set forth in the Borrower’s annual report on Form 10-K, a copy of which annual report has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) Since December 31, 2003, there has been no event, condition or occurrence that could have a Material Adverse Effect.

Section 4.05 Litigation. Except as described on Schedule 4.05, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.

Section 4.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Except as described on Schedule 4.06, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07 Environmental Matters. In the ordinary course of its business, the Borrower conducts a review at such times as it deems prudent of the effect of Environmental Laws on the properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

Section 4.08 Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material income tax returns which are required to be filed by them, taking into account any filing extensions for any such returns, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes or assessments, if any, as are being contested in good faith by appropriate proceedings for which adequate reserves have been established as required by generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09 Subsidiaries. Schedule 4.09 hereto contains an accurate list of all of the Borrower’s Subsidiaries, setting forth their respective jurisdictions of incorporation or formation and the percentage of their capital stock or other ownership interests owned by the Borrower or other Subsidiaries. Each of the Borrower’s corporate Subsidiaries that is material to the business or operations of the Borrower and its Subsidiaries, considered as a whole, is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Full Disclosure. All information heretofore furnished in writing by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished in writing by the Borrower to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts which could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Regulated Entities. Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.12 Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 4.13 Default or Event of Default. On the date hereof, no Default or Event of Default has occurred and is continuing.

Section 4.14 Liens. As of the date hereof neither the Borrower nor any of its Subsidiaries has incurred any Lien other than those permitted pursuant to Section 5.07.

Section 4.15 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Debt.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Commitment or Letter of Credit remains outstanding hereunder or any amount payable under any of the Loan Documents remains unpaid:

Section 5.01 Information. The Borrower will deliver to each of the Lenders:

(a) as soon as available, but in any event by the earlier of (x) the date that is 105 days after the end of each Fiscal Year of the Borrower and (y) 15 days after the date the Borrower is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise), audited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flows and shareholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, with an unqualified opinion of independent public accountants of nationally recognized standing in a manner acceptable to the Securities and Exchange Commission;

(b) other than with respect to the last Fiscal Quarter of each Fiscal Year, as soon as available, but in any event by the earlier of the date that is 60 days after the end of each Fiscal Quarter of the Borrower and not later than 15 days after the date the Borrower is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise), (i) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, (ii) the related consolidated statements of income for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, and (iii) cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the equivalent period and the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the Senior Financial Officer of the Borrower; provided, however, that delivery to the Lenders within the time period specified above of copies of the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor, and as filed with the Securities Exchange Commission, shall be deemed to satisfy the requirements of this Section 5.01(b);

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate (“Compliance Certificate”) of the Senior Financial Officer of the Borrower substantially in the form of Exhibit D hereto (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.05, 5.06 and 5.11 on the date of such financial statements and the application of the Pricing Schedule, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five days after the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the Senior Financial Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(e) within fifteen days after the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) within fifteen days after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the Senior Financial Officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(h) promptly after any Senior Financial Officer of the Borrower obtains knowledge of any change by Moody’s or S&P of the rating of the Borrower’s outstanding senior unsecured long-term debt securities, notice of such change; and

(i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request; provided, however, that if such additional information is non-public proprietary and confidential information of the Borrower or any Subsidiary, the Borrower may require a confidentiality agreement reasonably acceptable to the Borrower from such Lender prior to providing such information to such Lender.

Section 5.02 Maintenance of Property; Insurances.

(a) The Borrower will cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from (i) discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Lenders, or (ii) consummating a Permitted Disposition.

(b) The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) insurance on such of their respective properties in such amounts and against such risks (and with such risk retention) as the Borrower, in the exercise of its reasonable judgment, deems necessary or appropriate.

Section 5.03 Conduct of Business and Maintenance of Existence. The Borrower will, and will cause each Subsidiary to, substantially continue to engage in the chemicals business or businesses ancillary thereto, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, provided, however, that the Borrower shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and that the loss thereof is not disadvantageous in any material respect to the Lenders; and provided further, that nothing in this Section shall prevent the Borrower from consummating a Permitted Disposition.

Section 5.04 Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Capitalization Ratio. The Capitalization Ratio will not be, at any time, more than 0.55 to 1.0.

Section 5.06 Consolidated Net Worth. The Borrower will not, at any time, permit Consolidated Net Worth to be less than $750,000,000.

Section 5.07 Negative Pledge. Neither the Borrower nor any Subsidiary shall incur or suffer to exist any Lien, except:

(a) Liens to secure Debt existing on the Effective Date and described on Schedule 5.07 hereto;

(b) Liens to secure Debt incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancing or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clause (a) as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(c) Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any contingent or fixed obligation in an amount exceeding $10,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(d) Liens not otherwise permitted by clauses (a) and (b) of this Section 5.07 securing Debt incurred after the date hereof if, after giving effect thereto, the aggregate amount outstanding of Debt secured by Liens under clauses (a), (b) and (d) of this Section 5.07, together with the aggregate amount outstanding of unsecured Debt of the Subsidiaries, does not exceed at any time 20% of Consolidated Net Worth.

Section 5.08 Consolidations, Mergers and Sales of Assets. (a) Neither the Borrower nor any Subsidiary will consolidate or merge with or into any other Person unless (A) the Borrower is the corporation surviving such merger or, in the case of any Subsidiary consolidating or merging with a Person other than the Borrower, the surviving entity is a Subsidiary, and (B) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing.

(b) Other than sales of inventory and worn or obsolete equipment in the ordinary course of business, the Borrower will not, and will not permit any Subsidiary to, sell, lease (as lessor) or otherwise transfer, directly or indirectly, any property, unless the aggregate book value of such property as shown by the accounting books and records of the Borrower, together with the aggregate book value of all other property as shown by the accounting books and records of the Borrower (including the aggregate book value of all property which is sold by the Borrower or any Subsidiary in Sale and Leaseback Transactions less the Capitalized Lease Obligations arising therefrom) sold, leased or otherwise transferred pursuant to this subsection (b) after the Effective Date, does not exceed 20% of total consolidated assets of the Borrower and its Subsidiaries determined as of the most recently-ended Fiscal Quarter from a consolidated balance sheet of the Borrower prepared in accordance with generally accepted accounting principles.

(c) The Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of the capital stock or other equity interests of its respective Subsidiaries (other than intra-company transfers among Subsidiaries, in the ordinary course of business for tax purposes, provided such transactions would not have a Material Adverse Effect) (a “Permitted Disposition”) unless the Borrower shall have delivered to the Administrative Agent on the date of the consummation of such Permitted Disposition an officer’s certificate executed by an authorized officer of the Borrower, which certificate shall (x) certify that no Default or Event of Default shall have occurred and be continuing before and after giving effect to such Permitted Disposition and (y) demonstrate that at the time of such Permitted Disposition the covenants contained in Sections 5.05 and 5.06 would not have been breached on a pro forma basis for the most recent four consecutive Fiscal Quarters ending on or prior to the date such Permitted Disposition was consummated as if such Permitted Disposition had occurred on the last day of such period.

Section 5.09 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction with any Affiliate (other than a transaction between the Borrower and any Subsidiary or a transaction between Subsidiaries) which transaction is not on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate (an “Arm’s-Length Transaction”). Any material transaction with any Affiliate shall be deemed to be an Arm’s-Length Transaction if approved by (a) a majority of the Borrower’s directors who are unaffiliated with such Affiliate or (b) a majority of the members of any committee of the Board of Directors of the Borrower who are unaffiliated with such Affiliate.

Section 5.10 Use of Proceeds. The proceeds of (i) the Revolving Loans and Letters of Credit shall be used for general corporate and working capital purposes, including payment of any of the Borrower’s commercial paper, and (ii) the Term Loans shall be used to fund the purchase price for the acquisition of JRH Biosciences, including any post-closing working capital adjustment obligations of Borrower in connection therewith. The proceeds of the Loans made, and the Letters of Credit issued, will not be used by the Borrower, directly or indirectly, in the purchasing or carrying of “margin stock” within the meaning of Regulation U or otherwise in any manner in contravention of Regulation U. Not more than 25% of the assets of the Borrower at any time shall be comprised of margin stock (other than the capital stock of the Borrower which will be immediately retired by the Borrower or held as treasury stock).

Section 5.11 Limitation on Debt. The Borrower will not, nor will it permit any of its Subsidiaries to, incur or at any time be liable with respect to any Debt except (a) Debt outstanding on the date hereof, (b) the Borrower may incur Debt hereafter if, after giving effect thereto, the Capitalization Ratio is not more than 0.55 to 1.00, (c) Debt of any Subsidiary incurred hereafter and owing to the Borrower or any Subsidiary, and (d) the Subsidiaries may incur Debt hereafter not otherwise permitted by clause (a) of this Section 5.11 if, after giving effect thereto, the aggregate amount outstanding of Debt under clauses (a) and (d) of this Section 5.11, together with the aggregate amount outstanding of Debt of the Borrower and its Subsidiaries secured by Liens, does not exceed at any time 20% of Consolidated Net Worth.

Section 5.12 Limitation on Certain Covenants and Restrictions. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any agreement with any Person which prohibits or limits the ability of any Subsidiary to (a) declare or pay any dividend or (b) make any loan to or Investment in the Borrower or any other Subsidiary; provided that this clause (b) shall not prohibit agreements between the Borrower or any Subsidiary and any Person which require that transactions with any Affiliate (i) be on an “arm’s-length” basis, (ii) be approved by the disinterested directors of the Board of Directors, or (iii) be subject to any substantive or procedural requirements substantially similar to clause (i) or (ii) above.

Section 5.13 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with generally accepted accounting principles are being maintained by the Borrower or such Subsidiary.

ARTICLE VI

DEFAULTS

Section 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Loan or Letter of Credit Obligation, or shall fail to pay within five Business Days of the due date thereof any interest on any Loan, any fees or any other amount payable hereunder;

(b) the Borrower shall fail to observe or perform any covenant contained in Section 2.15.7 (Cash Collateralization at Maturity of Loans), Sections 5.01(a), (b), (d) (Information), 5.05 (Capitalization Ratio), 5.06 (Consolidated Net Worth), 5.07 (Negative Pledge), 5.08 (Consolidations, Mergers and Sale of Assets), 5.10 (Use of Proceeds), 5.11 (Limitation on Debt) or 5.12 (Limitation on Certain Covenants and Restrictions) and such failure shall continue for a period of five Business Days;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clause (a) or (b) above) and such failure shall continue for a period of thirty (30) days;

(d) any representation, warranty, certification or statement made by the Borrower in this Agreement or any other Loan Document or in any certificate, financial statement or other written document delivered pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Borrower or any Subsidiary shall fail to make payment of any Material Debt when due or within any applicable grace period;

(f) any event or condition shall occur which enables the holder of Material Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof (including, without limitation, any required mandatory prepayment or “put” of such Debt to the Borrower or any Subsidiary) whether or not acceleration of such Debt results;

(g) the Borrower or any Subsidiary (other than AAPL Joint Venture or Genosys Biotin Partners, so long as either company’s total assets, on a book or market value basis do not at the time exceed $5 million) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary (other than AAPL Joint Venture or Genosys Biotin Partners, so long as either company’s total assets, on a book or market value basis do not at the time exceed $5 million) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(j) an uninsured judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against the Borrower and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more in voting power of the outstanding Voting Stock of the Borrower; or, during any period of 24 consecutive calendar months, a majority of the board of directors of the Borrower does not consist of individuals who were (i) directors of the Borrower on the first day of such period, (ii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the directors then still in office referred to in clause (i) above, or (iii) directors who were selected or whose nomination for election was approved by a vote of at least a majority of the board consisting of directors still in office described in clauses (i) and (ii) above or this clause (iii); or

(l) the Borrower shall repudiate, or shall challenge the validity or enforceability of its obligations under the Loan Documents or for any reason the Loan Documents shall cease to be in full force and effect;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Notes and all Obligations (together with accrued interest thereon) and any other amount payable hereunder to be, and the Notes and all Obligations and any other amount payable hereunder shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Notes and all Obligations (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence of any of the foregoing, the Borrower shall immediately deposit with the Administrative Agent an amount in immediately available funds equal to 105% of the undrawn portion of all Letters of Credit then outstanding, such amount to be held in a separate segregated cash collateral account to secure the Letter of Credit Obligations relating to such undrawn portion.

Section 6.02 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT AND LETTER OF CREDIT ISSUER

Section 7.01 Appointment. The Lenders hereby appoint the Administrative Agent to act as specified herein and in the Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize the Administrative Agent to take such action on its behalf under the provisions hereof, the Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders, or all Lenders to the extent required by the terms of this Agreement) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder and under the Loan Documents, by or through its officers, directors, Administrative Agents, employees or affiliates.

Section 7.02 Nature of Duties. No Administrative Agent-Related Person shall have duties or responsibilities except those expressly set forth in this Agreement. The duties of the

Administrative Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT THE ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY LOAN DOCUMENTS, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in this Agreement or in any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon any Administrative Agent-Related Person any obligations in respect of the Agreement or any Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrower, and except to the extent expressly set forth in this Agreement or any other Loan Documents, no Administrative Agent-Related Person shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. The Administrative Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article VI.

Section 7.03 Exculpation Rights, Etc. Neither the Administrative Agent nor any of its officers, directors, Administrative Agents, employees, affiliates or any Administrative Agent-Related Person shall be liable for any action taken or omitted by them hereunder or under any Loan Document, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. No Administrative Agent-Related Person shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any Loan Document or any other document or the financial condition of the Borrower. No Administrative Agent-Related Person shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any Loan Document or any other document or the financial condition of the Borrower, or the existence or possible existence of any Default or Event of Default unless requested to do so by the Required Lenders. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of this Agreement or the Loan Documents, the Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any person for refraining from any action or withholding any approval under this Agreement or any Loan Document until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Administrative Agent-Related Person as a result of such Administrative Agent-Related Person acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 9.05, all of the Lenders.

Section 7.04 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any Loan Document and its duties hereunder to thereunder, upon advice of counsel selected by the Administrative Agent.

Section 7.05 Indemnification. To the extent any Administrative Agent-Related Person is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify each Administrative Agent-Related Person for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Administrative Agent-Related Person in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by any Administrative Agent-Related Person under this Agreement or any Loan Document, in its capacity as Administrative Agent (and not as a Lender), in proportion to each Lender’s Commitment Percentage; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 7.05 shall survive the payment in full of the Notes and the termination of this Agreement.

Section 7.06 Administrative Agent In Its Individual Capacity. With respect to its Loans and Commitments (and its Revolving Commitment Percentage and Term Commitment Percentage with respect thereto), the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and, to the extent set forth herein, for any other Lender or holder of obligations hereunder. The terms “Lenders”, “holder of obligations” or “Required Lenders” or any similar term shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of obligations hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not acting as the Administrative Agent hereunder or under the Loan Documents, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

Section 7.07 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 7.08 Holders of Obligations. The Administrative Agent may deem and treat the payee of any obligation hereunder as reflected on the books and records of the Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent pursuant to Section 9.06(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any obligation hereunder shall be conclusive and binding on any subsequent holder, transferee or assignee of such obligation or of any obligation or obligations granted in exchange therefor.

Section 7.09 Resignation by the Administrative Agent.

(a) The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor the Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to the Borrower and shall be an incorporated bank or trust company.

(c) If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, the Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent until such time, if any, as the Required Lenders, with the consent of the Borrower, appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Administrative Agent as provided above.

Section 7.10 Application of Article VII to Letter of Credit Issuer. The provisions of this Article VII and the obligations of the Lenders thereunder shall be deemed equally to apply to, and be for the benefit of, the Letter of Credit Issuer and the Letter of Credit Issuer-Related Persons in connection with their administration of the Letters of Credit, the Letter of Credit Obligations and the terms and provisions of Section 2.15, to the same extent that such provisions apply to the Administrative Agent, the Administrative Agent-Related Persons, the Loans and the Obligations, mutatis mutandis.

Section 7.11 Co-Agents. Nothing in this Agreement shall impose on the Joint Lead Arrangers, the Syndication Agent or the Co-Documentation Agents in such capacities, any duties or obligations.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.01 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any LIBOR Borrowing:

(a) the Administrative Agent is advised by Wells Fargo that deposits in dollars (in the applicable amounts) are not being offered to Wells Fargo in the relevant market for such Interest Period, or

(b) Lenders having 51% or more of the aggregate amount of the Commitments advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make LIBOR Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, any such LIBOR Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02 Illegality. If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make LIBOR Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different LIBOR Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such LIBOR Loan, together with accrued interest thereon. Concurrently with prepaying each such LIBOR Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Lenders), and such Lender shall make such a Base Rate Loan.

Section 8.03 Increased Cost and Reduced Return.

(a) If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender (or its Applicable Lending office) to any tax, duty or other charge with respect to its LIBOR Loans, its Notes, its obligation to make LIBOR Loans or its Letter of Credit Obligations (collectively, its “Covered

Credits”), or shall change the basis of taxation of payments to any Lender (or its Applicable Lending Office) of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its Covered Credits (except for changes in the rate of tax on the overall net income of such Lender or its Applicable Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Applicable Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan any such requirement included in an applicable LIBOR Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or on the United States market for the London interbank market any other condition affecting its Covered Credits;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Covered Credits, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04 Base Rate Loans Substituted for Affected LIBOR Loans. If (i) the obligation of any Lender to make LIBOR Loans has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Lender as LIBOR Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related LIBOR Loans of the other Lenders), and

(b) after each of its LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such LIBOR Loans shall be applied to repay its Base Rate Loans instead.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or telex number set forth on Schedule 9.01 hereto, (y) in the case of any Lender, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be affective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Section 9.02 No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03 Expenses; Documentary Taxes; Indemnification.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of counsel for the Administrative Agent, in connection with the preparation of this Agreement, (ii) all reasonable out-of-pocket expenses of the Administrative Agent, including fees and disbursements of counsel to the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof or any

Default or alleged Default hereunder, (iii) any civil penalty or fine assessed by OFAC against any Lender, the Administrative Agent or the Letter of Credit Issuer and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, as a result of the funding Loans or the acceptance of payments due under a Loan Document, and (iv) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Lender against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

(b) The Borrower agrees to indemnify each Lender, the Administrative Agent, the Letter of Credit Issuer, each Co-Documentation Agent, each Co-Syndication Agent and each of their respective Affiliates, officers, directors, employees and agents (each an “Indemnified Party”) and hold each Indemnified Party harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by any Indemnified Party (including, without limitation, by the Administrative Agent in connection with its actions as Administrative Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnified Party shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any actual or proposed use of any Letter of Credit; provided that no Indemnified Party shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct. The obligations of the Borrower under this Section 9.03 shall survive the payment in full of the Notes and other Obligations and the termination of this Agreement.

Section 9.04 Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Revolving Note, Term Note or other Obligation held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to any such Note or other Obligation held by such other Lender, the Lender receiving such proportionate greater payment shall purchase such participations in such other Notes or such other Obligations held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to such other Notes or such other Obligations held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes or other Obligations. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or other Obligation, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent or the Letter of Credit Issuer are affected thereby, by the Administrative Agent or the Letter of Credit Issuer, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders), (ii) reduce the principal of or rate of interest on any Loan, Letter of Credit Obligation or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, Letter of Credit Obligation or any fees hereunder or for any reduction or termination of any Commitment, or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the Letter of Credit Obligations, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement.

Section 9.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b) Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans and Letter of Credit Obligations, provided that such grant is in a pro rata portion of such Lender’s Revolving and Term Commitments, Revolving and Term Notes, and Letter of Credit Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Lender may at any time assign to one or more banks or other financial institutions (each an “Assignee”) all, or a proportionate part (such portion to be in an amount equal to or greater than $5,000,000) of all, of its rights and obligations under this Agreement, the Notes and the Letter of Credit Obligations, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement in substantially the form of Exhibit C hereto (an “Assignment and Assumption Agreement”) executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent, such consents not to be unreasonably withheld; provided, that such grant is in a pro rata portion of such Lender’s Revolving and Term

Commitments, Revolving and Term Notes, and Letter of Credit Obligations; provided futher that an Assignee not an Affiliate of such transferor Lender or another Lender must be a financial institution with combined capital and surplus in excess of $250,000,000; provided further that if an Assignee is an Affiliate of such transferor Lender (including a trust established to administer loans sold by such Lender or its Affiliates to such trust, which trust is and shall continue to be administered by such Lender or an Affiliate thereof) neither the Borrower’s nor the Administrative Agent’s consent shall be required, provided that such transferor Lender shall remain fully obligated under this Agreement for all funding and payment obligations; and provided further that if an Event of Default has occurred and is continuing, the Borrower’s consent shall not be required. Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 in immediately available funds to the Administrative Agent at its Payment Office in connection with each such assignment written notice thereof by such transferor Lender to the Administrative Agent and the recording by the Administrative Agent of such assignment in the Register and the resulting effect upon the Loans and Letter of Credit Obligations of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were a Lender hereunder and the holder of Notes and Letter of Credit Obligations (provided that the Borrower and the Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of the Borrower, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.14. Each Assignee shall take such Loans, Letter of Credit Obligations and Commitments subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by the Administrative Agent and the Borrower of written notice of such transfer, by each previous holder of such Loans, Letter of Credit Obligations and Commitments. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1 hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the determination of its Revolving Commitment Percentage and Term Commitment Percentage (in each case, rounded to twelve decimal places), the Loans, the Letter of Credit Obligations and any new Notes to be issued, at the Borrower’s expense, to such Assignee, and no further consent or action by the Borrower or the Lenders shall be required to effect such amendments.

(d) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other documents executed and delivered in connection herewith (including, without limitation, the Note held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, the Borrower or the Administrative Agent and with the consent of the Borrower and the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Note or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) The Borrower hereby designates the Administrative Agent to serve as the Borrower’s Administrative Agent, solely for purposes of this Section 9.06 to maintain a register (the “Register”) on which it will record the Loans made and Letter of Credit Obligations held by each of the Lenders and each repayment in respect of the principal amount of the Loans and Letter of Credit Obligations of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan or Letter of Credit Obligation shall not be effective until the transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loan or Letter of Credit Obligation and prior to such recordation all amounts owing to the transferor with respect to such Loan or Letter of Credit Obligation shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans or Letter of Credit Obligations shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.06(c). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan or Letter of Credit Obligation, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan or Letter of Credit Obligation, and thereupon one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.06(f); provided that the Administrative Agent shall not have the right to be indemnified under this Section 9.06(f) for its own gross negligence or willful misconduct.

Section 9.07 Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE APPLICATION OF CHOICE OF LAW PRINCIPLES. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN COOK COUNTY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.09 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Fee Letters constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.10 Confidentiality. The Administrative Agent and each Lender represent that they will maintain the confidentiality of any written or oral information provided under this Agreement by or on behalf of the Borrower that is identified by the Borrower at the time as being subject to this Section 9.10 (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Lender’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Lenders, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Lenders and the Borrower or any of its Subsidiaries and Affiliates and (d) right to provide such information to Participants, prospective Participants to which sales of participating interests are permitted pursuant to Section 9.06(b), prospective Assignees to which assignments of interests are permitted pursuant to Section 9.06(c), and to actual or prospective counterparties (and their advisors) to any swap, securitization or derivative transaction referencing or involving any of its rights or obligations under this Agreement if such Participant, prospective Participant, prospective Assignee or actual or prospective counterparty (and their advisors) agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a “Lender” party hereto if such Participant, prospective Participant or prospective Assignee agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a “Lender” party hereto. Notwithstanding the foregoing, any such information supplied to a Lender, Participant, prospective Participant or prospective Assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it becomes a matter of public knowledge.

Section 9.11 Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all Lenders to obtain, verify and record information that identifies each person that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product. What this means for the Borrowers: When the Borrower opens an account, the Lenders will ask for, and the Borrower shall provide to such Lenders, the Borrower’s name, business address, taxpayer identification number and other information that will allow the Lenders to identify the Borrower. The Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SIGMA-ALDRICH CORPORATION

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its individual capacity and as Administrative Agent, Letter of Credit Issuer and Joint Lead Arranger

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

WACHOVIA CAPITAL MARKETS, LLC, in its individual capacity and as Joint Lead Arranger

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

WACHOVIA BANK, N.A., in its individual capacity and as Syndication Agent

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

U.S. BANK N.A., in its individual capacity and as Co-Documentation Agent

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH in its individual capacity and as Co-Documentation Agent

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

ABN AMRO BANK N.V., in its individual capacity and as Co-Documentation Agent

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

BNP PARIBAS

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

COMERICA BANK

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

COMMERCE BANK, N.A.

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

MIZUHO CORPORATE BANK, LTD.

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

Contact:
Address:

Telephone:
Fax:

PRICING SCHEDULE – Revolving Facility

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
LIBOR Margin	0.175%	0.195%	0.275%	0.400%	0.600%
Facility Fee Rate	0.070%	0.080%	0.100%	0.125%	0.150%
Utilization Fee Rate	0.075%	0.075%	0.125%	0.125%	0.125%
Base Rate Margin	0.00%	0.00%	0.00%	0.00%	0.00%

PRICING SCHEDULE – Term Facility

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
LIBOR Margin	0.250%	0.270%	0.400%	0.525%	0.725%
Facility Fee Rate	0.070%	0.080%	0.100%	0.125%	0.150%
Base Rate Margin	0.00%	0.00%	0.00%	0.00%	0.00%

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A1 or better and the Borrower’s S&P Rating is A+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A2 or better and the Borrower’s S&P Rating is A or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is A3 or better and the Borrower’s S&P Rating is A- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status, and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The LIBOR Margin, Facility Fee Rate and Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or S&P Rating, Level V Status shall exist. If at any time the Moody’s Rating and S&P Rating would not both have the same Status, the Status associated with the higher rating shall apply unless the Status of the higher rating would be associated with a rating two or more ratings above the lower rating, in which case the Status associated with the rating immediately above the lower rating shall apply.

Notwithstanding the foregoing, no decrease in the LIBOR Margin, Facility Fee Rate or Utilization Fee Rate shall be effected if a Default or an Event of Default shall have occurred and be continuing on the date when such change would otherwise occur, it being understood that on the third (3rd) Business Day immediately succeeding the day on which such Default or Event of Default is either waived or cured (assuming no other Default or Event of Default shall be then pending), such decrease shall be effected (on a prospective basis) in accordance with the then most recently delivered Compliance Certificate.

SCHEDULE 1.01

REVOLVING COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$30,000,000
Wachovia Bank, N.A.	$30,000,000
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$21,250,000
U.S. Bank, N.A.	$17,500,000
ABN AMRO Bank, N.V.	$17,500,000
Commerce Bank, N.A.	$8,750,000
Comerica Bank	$6,250,000
The Northern Trust Company	$6,250,000
BNP Paribas	$6,250,000
Mizuho Corporate Bank, Ltd.	$6,250,000
TOTAL	$150,000,000

TERM COMMITMENTS

Lender	Commitment
Wells Fargo Bank, National Association	$30,000,000
Wachovia Bank, N.A.	$30,000,000
The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	$21,250,000
U.S. Bank, N.A.	$17,500,000
ABN AMRO Bank, N.V.	$17,500,000
Commerce Bank, N.A.	$8,750,000
Comerica Bank	$6,250,000
The Northern Trust Company	$6,250,000
BNP Paribas	$6,250,000
Mizuho Corporate Bank, Ltd.	$6,250,000
TOTAL	$150,000,000

Schedule 1.01

SCHEDULE 4.05

LITIGATION

NONE

Schedule 4.05

SCHEDULE 4.06

ERISA

NONE

Schedule 4.06

SCHEDULE 4.09

Sigma-Aldrich Corporation

Subsidiaries List as of February 23, 2005

Name of Entity - Principal Place of Business	Description of Operations	State of Incorporation	Date of Inc.
[8] Sigma-Aldrich Corporation - St. Louis, MO	Research Chemicals	Delaware	1975

1. Sigma-Aldrich Co. (Illinois)	Research Chemicals	Illinois	1996
(A) Sigma Second Street Redevelopment Corporation	Real Estate Holding	Missouri	1983
(B) Barton/ Second Street Redevelopment Corporation	Real Estate Holding	Missouri	1988
(C) Barton Real Estate Holdings, Inc.	Real Estate Holding	Missouri	1988
(D) Sigma Redevelopment Corporation	Real Estate Holding	Missouri	1979
(E) 3506 South Broadway Redevelopment Corp.	Real Estate Holding	Missouri	1995
(F) Second President Properties Company	Research Chemicals	Missouri	1988
(G) Olive/Ewing/Laclede Redevelopment Corporation	Real Estate Holding	Missouri	2000
(H) Midwest Consultants Co. - St. Louis, MO	Research Chemicals	Missouri	1971
(i) Little Creek Farm, Inc. - Leslie, MO	Dormant/Inactive	Missouri	1980
(I) Sigma F&D Division, Inc.	Dormant/Inactive	Missouri	1974
(J) Sigma-Aldrich China, Inc.	Research Chemicals	Missouri	1990
(K) Pathfinder Laboratories Company	Dormant/Inactive	Missouri	1987
(L) Planetary Chemical Inc.	Dormant/Inactive	Missouri	1951
(M) Sigma Pharmaceutical, Inc.	Dormant/Inactive	Missouri	1971
(N) Sigma-Aldrich B.V. (Netherlands)	Research Chemicals	Netherlands	2000
(i) Sigma-Aldrich Holding B.V. (Netherlands)	Holding Company	Netherlands	2000
(ii) Sigma-Aldrich Chemie Holding GmbH (Germany)	Research Chemicals	Germany	1985
(iii) Sigma-Aldrich Chemie GmbH (Germany)	Research Chemicals	Germany	1974
(iv) Sigma-Aldrich Laborchemikalien GmbH (Germany)	Research Chemicals	Germany	1997
(iii) Sigma-Aldrich Producktions GmbH (Germany)	Research Chemicals	Germany	1998
(iii) Sigma-Ark GmbH (Germany)	Research Chemicals	Germany	1997
(O) Sigma-Aldrich Italia S.r.l.- Milano, Italy	Research Chemicals	Italy	1987
(I) Sigma-Aldrich S.r.l.- Milano, Italy	Research Chemicals	Italy	2000
(P) Sigma-Aldrich Chemie Verwaltungs GmbH - Munich, Germany	Research Chemicals	Germany	1983
(Q) Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G. - Munich, Germany	Research Chemicals	Germany	1974
(R) Sigma-Aldrich N.V./S.A. - Bornem, Belgium	Research Chemicals	Belgium	1984
(i) Sigma Chemie B.V. (The Netherlands)	Research Chemicals	Holland	1995
(S) Sigma-Aldrich Israel, Ltd. - Rehovot, Israel	Research Chemicals	Israel	1969
(T) [5] Aldrich Chemical Foreign Holding Company - Milwaukee, WI	Holding Company	Missouri	1989
(i) Sigma-Aldrich Chimie S.N.C. Partnership - Cedex, France	Research Chemicals	France	1989
(ii) Sigma-Aldrich Chimie S.a.r.l. (France) - Cedex, France	Research Chemicals	France	1987
(U) [5] Sigma Chemical Foreign Holding Company (Missouri)	Holding Company	Missouri	1989
(V) [1,2] Aldrich Chemical Company, Inc. - Milwaukee, WI	Research Chemicals	Delaware	1996
(i) GLM Holdings, Inc. - Milwaukee, WI	Dormant/Inactive	Wisconsin	1991
(ii) Aldrich-Boranes, Inc..	Dormant/Inactive	Delaware	1989
(W) Sigma-Aldrich Business Holdings, Inc.	Real Estate Holding	Delaware	1996

(i) Sigma-Aldrich Research Biochemicals, Inc. - Natick, MA	Research Chemicals	Delaware	1997
(i) Research Biochemicals Limited Partnership	Dormant/Inactive	Massachusetts	1997
(X) Sigma-Aldrich Lancaster, Inc.	Research Chemicals	Missouri	1996
(i) Techcare Systems, Inc. - Redwood, CA	Research Chemicals	California	1984
(i) MedChem. Ltd. (Russia)	Research Chemicals	Russia	1997
(ii) SAF-Lab (Russia)	Research Chemicals	Russia	1998
(ii) TechMed Biochem, Ltd. (Russia)	Dormant/Inactive	Russia	1994
(i) Chemical Trade, Ltd. (Russia)	Research Chemicals	Russia	1996
(Y) [3,4,6] Sigma-Genosys of Texas, Inc. - Woodlands, Texas	Research Chemicals	Texas	1987
(i) Sigma Genosys LP	Research Chemicals	Texas	2001
(ii) Sigma Genosys Holdings, LLC	Limited Liability Company	Missouri	2001
(ii) Sigma Genosys Japan KK	Research Chemicals	Japan	2001
*(Z) FMI Holdings, Inc. (California) (anticipate deletion in Sept 2003)	Dormant/Inactive	Delaware	1998
(AA) Supelco, Inc. - Bellefonte, PA	Research Chemicals	Delaware	1996
(AB) James F. Burns Co., Inc.	Dormant/Inactive	Missouri	1972
(AC) KL Acquisition Corp.	Dormant/Inactive	Missouri	1990
(AD) Sigma Chemical Corp.	Dormant/Inactive	Missouri	2001
(AE) [7] Sigma-Aldrich Biotechnology Holding Company, Inc.	Holding Company	Missouri	2001
[7] (i) Sigma-Aldrich Biotechnology LP	Research Chemicals	Missouri	2001
[7] (i) Sigma-Aldrich Biotechnology Investment LLC	Limited Liability Company	Missouri	2001
*(AF) Sigma-Aldrich Logistik GmbH	Research Chemicals	Germany	2004
2. Sigma-Aldrich Inc. - St. Louis, MO	Sales & Marketing of Chemical Products	Wisconsin	1996

3. Sigma- Aldrich Finance Co. - Hamilton, Bermuda	Holding Company	Missouri	1996

4. Sigma-Aldrich & Subs Foreign Sales Corporation - Barbados	FSC	Barbados	1994

5. Sigma-Aldrich Company, Ltd. - Poole, England	Research Chemicals	United Kingdom	1987
(A) Sigma - Aldrich Holding, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1985
(i) Sigma-Genosys Limited (UK)	Research Chemicals	United Kingdom	1997
(i) Sigma Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1963
(ii) Wessex Biochemicals Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1963
(i) Aldrich Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1959
(ii) Webnest, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1973
(i) Bristol Organics Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1970
(i) B-Line Systems Limited (U.K.)	Dormant/Inactive	United Kingdom	1990
* (i) Ultrafine Ltd.(U.K.)	Chemical Manuf.	United Kingdom	1983
**(i) JRH Biosciences Limited (U.K.)	Biopharmaceutical Manf.	United Kingdom	1999

6. Fluka Holding AG - Buchs, Switzerland	Holding Company	Switzerland	1950
(A) Fluka Chemie GmbH (Switzerland)	Research Chemicals	Switzerland	1999
(B) Fluka Production GmbH (Switzerland)	Research Chemicals	Switzerland	1999
(i) Fluka GmbH (Switzerland)	Holding Company	Switzerland	1999
(C) Fluka Chemical Corp. (Delaware)	Dormant/Inactive	Delaware	1996
(D) Fluka Chemical Company, Ltd. (U.K.)	Dormant/Inactive	United Kingdom	1967

7. Sigma-Aldrich Foreign Holding Company - St. Louis, Missouri	Holding Company	Missouri	1989
(A) Sigma-Aldrich Handels GmbH - Vienna, Austria	Research Chemicals	Austria	1993
(B) Sigma-Aldrich de Argentina S.A. - Buenos Aires, Argentina	Research Chemicals	Argentina	1997

3

*(C) [9] Sigma-Aldrich Oceania Pty. Limited	Holding Company	Australia
* [9] (i) Sigma-Aldrich Pty., Limited - N.S.W. 2154, Australia	Research Chemicals	Australia	1991
(ii) Sigma-Aldrich Australian General Partnership	Holding Company	Australia
(iii) Sigma-Aldrich New Zealand Co.	Research Chemicals	New Zealand
(ii) JRH Biosciences Pty Ltd.	Serum Collection & Processing	Australia	2002
(D) Sigma-Aldrich Quimica Brasil Ltda. - Sao Paulo, Brazil	Research Chemicals	Brazil	1992
(E) Sigma-Aldrich spol.. s.r.o. - Czech Republic	Research Chemicals	Czech Republic	1992
(F) Sigma-Aldrich Canada, Ltd. - Ontario, Canada	Research Chemicals	Canada	1980
(G) Sigma-Aldrich Denmark A/S - Denmark	Research Chemicals	Denmark	1998
(H) Ya-Kemia Oy - Helsinki, Finland	Research Chemicals	Finland	1994
(I) Sigma-Aldrich (OM) Ltd. - Athens, Greece	Research Chemicals	Greece	1997
(J) Sigma-Aldrich Kft. - Budapest, Hungary	Research Chemicals	Hungry	1993
(K) Sigma-Aldrich India (Bangalore) Branch	Research Chemicals	India	1992
*(L) Sigma-Aldrich Chemicals Pvt Ltd.	Research Chemicals	India	2003
(M) Sigma-Aldrich Financial Services Limited - Dublin, Ireland	Holding Company	Ireland	1998
(N) Sigma-Aldrich Ireland Ltd. - Dublin, Ireland	Research Chemicals	Ireland	1997
(O) Sigma-Aldrich Japan K.K. - Tokyo, Japan	Research Chemicals	Japan	1986
* (i) Sigma-Aldrich Logistics KK	Research Chemicals	Japan	1986
* (i) Sigma-Genosys Japan KK	Research Chemicals	Japan	1997
(P) Sigma-Aldrich Korea, Ltd. - Seoul, Korea	Research Chemicals	Korea	1995
(Q) Sigma-Aldrich Quimica, S.A. de C.V. (Mexico)	Research Chemicals	Mexico	1993
(R) Sigma-Aldrich Norway AS - Oslo, Norway	Research Chemicals	Norway	1996
(S) Sigma-Aldrich Sp. z.o.o - Piznan, Poland	Research Chemicals	Poland	1994
(T) Sigma-Aldrich Quimica S.A. - Madrid, Spain	Research Chemicals	Spain	1989
(i) i) Sigma-Aldrich Quimica S.A. (Portugal) Branch	Research Chemicals	Portugal	1998
(U) Sigma-Aldrich Sweden AB - Stockholm, Sweden	Research Chemicals	Sweden	1954
(V) Sigma-Aldrich Pte, Ltd. (Singapore)	Research Chemicals	Singapore	1994
(i) Sigma-Aldrich (M) Sdn. Bhd.- Kuala Lumpur, Malaysia	Research Chemicals	Malaysia	1997
(W) Sigma-Aldrich Pty. Ltd. - Midrand, South Africa	Research Chemicals	South Africa	1995

8. Sigma-Aldrich Insurance Company Ltd.	Insurance Company	Bermuda	2002

9. *Tetrionics	Pharmacological Compound Manf	Wisconsin	1990

10. **CSI, US, Inc.	Holding Company	Delaware	1998

(A) JRH BIosciences Inc.	Biopharmaceutical Manf. & Ser	California	1979

*	Denotes changes from last application.
**	Upon Acquisition

The above colors represent the following:

-	Dormant/Inactive Company

4

-	Branch Office
-	Sigma-Aldrich Company Ltd. (UK) includes the following divisions: Scotland, Sigma, Aldrich, Fluka, Sigma Production and Aldrich Production
-	Ownership is as follows: Sigma-Aldrich Co. owns 95% of Sigma-Aldrich Grundstucksverwaltung GmbH & Co. K.G. (formerly Aldrich Chemie GmbH & Co. K.G. ) and Sigma-Aldrich Chemie Verwaltungs GmbH (formerly Aldrich Chemie Verwaltungs G,bH) owns 5% of Sigma-Aldrich Grundstrcksverwaltung GmbH & Co. K.G. Sigma-Aldrich Co. owns 100% of Sigma-Aldrich Chemie Verwaltungs GmbH.
-	Sigma-Aldrich Foreign Holding Co. owns all but 1 share by Renata Bouabci (naturalized Argentine citizen; with agreement requiring the transfer of the share upon termination of employment.)
-	Belgium law requires 2 shareholders. Sigma-Aldrich Co. owns 2498 shares and Sigma-Aldrich Corporation owns 2 share.

Additional Joint Venture and Partnership information.

[1]	Aldrich Chemical Company, Inc. own 60% of AAPL Joint Venture
[2]	Aldrich Chemical Company, Inc. owns 39.11% of CAMAG Chemie-Erzeugnisse and Adsorptionstechnik AG
[3]	Sigma-Genosys, Inc. and Glen Research Corporation own 50.1% and 49.9% respectively of Genosys Biotin Partners partnership.
[4]	Sigma-Genosys, Inc. own s 37.5% of Chemicus, Inc. (Chemicus, Inc. is an inactive company as of 12/98)
[5]	Ownership interest in Sigma-Aldrich Chimie SNC partnership (France): Sigma Chemical Foreign Holding Co. 23% and Aldrich Chemical Foreign Holding Co. 77%.
[6]	Ownership interest in Sigma-Genosys L.P. Sigma-Genosys Holdings, L.L.C. 99% and Sigma-Genosys of Texas, Inc. 1%.
[7]	Ownership interest in Sigma-Aldrich Biotechnology L.P. Sigma-Aldrich Investment, L.L.C. 99% and Sigma-Aldrich Biotechnology Holding Co., Inc. 1%
[8]	Sigma-Aldrich Corporation owns 7% investment of Procognia Limited (in the United Kingdom)
[9]	Ownership interest in Sigma-Aldrich Australian General Partnership: Sigma-Aldrich Oceania Pty. Limited 99% and Sigma-Aldrich Pty. Limited 1%

Schedule 4.09

SCHEDULE 5.07

EXISTING LIENS

None.

Schedule 5.07

SCHEDULE 9.01

NOTICE INFORMATION

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, Missouri 63103

Attention:	Larry D. Roeder
Telephone:	(314)286-8016
Facsimile:	(314) 286-6692

Wells Fargo Bank, National Association

230 W. Wacker Drive

Chicago, Illinois 60606

Attention:	Steven M. Buehler
Telephone:	(312) 553-6651
Facsimile:	(312) 553-4783

Schedule 9.01

EXHIBIT A-1

REVOLVING NOTE

Chicago, Illinois

February 23, 2005

FOR VALUE RECEIVED, the undersigned, SIGMA-ALDRICH CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”), the principal sum of                      DOLLARS ($            ), or, if less, the aggregate unpaid principal amount of the Revolving Loans (as defined in the Credit Agreement which is hereinafter defined; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, on the Revolving Loan Termination Date, together with interest on any and all principal amounts remaining unpaid hereunder from time to time outstanding. The unpaid principal amount hereof shall bear interest at a fluctuating rate per annum equal to the appropriate fluctuating rate per annum for the Revolving Loans evidenced hereby, as determined from time to time in accordance with the provisions of the Credit Agreement; provided, however, that following the occurrence and during the continuance of an Event of Default, the Borrower promises to pay the Lender interest on the unpaid principal amount hereof at the default rate as provided in the Credit Agreement. Prior to maturity, whether by acceleration or otherwise, accrued interest shall be payable at such times as set forth in the Credit Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable upon demand. Interest shall be computed as provided in the Credit Agreement. Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the Payment Office, in immediately available funds. The Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement and all payments on account of principal hereof shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the Revolving Loan and Principal Payments Schedule attached hereto which is part of this Note. Amounts advanced hereunder may be repaid and reborrowed from time to time as provided for in the Credit Agreement.

This Promissory Note is a Revolving Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 23, 2005 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions signatory thereto (the “Lenders”), and Wells Fargo Bank, National Association as Administrative Agent (the “Administrative Agent”) for the Lenders, the terms, covenants, conditions, provisions, stipulations and agreements of which are made a part hereof to the same extent and with the same effect as if fully set forth herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE BORROWER HEREBY WAIVES PRESENTMENT, DEMAND, PROTEST OR NOTICE OF ANY KIND IN CONNECTION WITH THIS NOTE.

Exhibit A-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.

SIGMA-ALDRICH CORPORATION

By
Name:
Title:

Exhibit A-1

Schedule attached to Revolving Note of

SIGMA-ALDRICH CORPORATION

payable to the order to

[Insert name of Lender]

LOANS AND PRINCIPAL PAYMENTS

Date and Loan Number	Amount of Loan and Interest Rate	Amount of Payment and Loan Number to Which Applied	Principal Remaining Unpaid	Balance Notation Made By

EXHIBIT A-2

TERM NOTE

Chicago, Illinois

February 23, 2005

FOR VALUE RECEIVED, the undersigned, SIGMA-ALDRICH CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”), the principal sum of                      DOLLARS ($            ), or, if less, the aggregate unpaid principal amount of the Term Loans (as defined in the Credit Agreement which is hereinafter defined; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, on the Term Loan Termination Date, together with interest on any and all principal amounts remaining unpaid hereunder from time to time outstanding. The unpaid principal amount hereof shall bear interest at a fluctuating rate per annum equal to the appropriate fluctuating rate per annum for the Term Loans evidenced hereby, as determined from time to time in accordance with the provisions of the Credit Agreement; provided, however, that following the occurrence and during the continuance of an Event of Default, the Borrower promises to pay the Lender interest on the unpaid principal amount hereof at the default rate as provided in the Credit Agreement. Prior to maturity, whether by acceleration or otherwise, accrued interest shall be payable at such times as set forth in the Credit Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable upon demand. Interest shall be computed as provided in the Credit Agreement. Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the Payment Office, in immediately available funds. The Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and all payments on account of principal hereof shall be recorded by the Lender and, prior to any transfer thereof, endorsed on the Term Loan and Principal Payments Schedule attached hereto which is part of this Note. Amounts advanced hereunder and repaid may not be reborrowed.

This Promissory Note is a Term Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 23, 2005 (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions signatory thereto (the “Lenders”), and Wells Fargo Bank, National Association as Administrative Agent (the “Administrative Agent”) for the Lenders, the terms, covenants, conditions, provisions, stipulations and agreements of which are made a part hereof to the same extent and with the same effect as if fully set forth herein. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THE BORROWER HEREBY WAIVES PRESENTMENT, DEMAND, PROTEST OR NOTICE OF ANY KIND IN CONNECTION WITH THIS NOTE.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW.

Exhibit A-2

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.

SIGMA-ALDRICH CORPORATION

By
Name:
Title:

Exhibit A-2

Schedule attached to Term Note of

SIGMA-ALDRICH CORPORATION

payable to the order to

[Insert name of Lender]

LOANS AND PRINCIPAL PAYMENTS

Date and Loan Number	Amount of Loan and Interest Rate	Amount of Payment and Loan Number to Which Applied	Principal Remaining Unpaid	Balance Notation Ma

EXHIBIT B

February 23, 2005

To the Lenders and the Administrative Agent

Referred to Below

c/o Wells Fargo Bank, National Association,

as Administrative Agent

Ladies and Gentlemen:

We have acted as counsel for Sigma-Aldrich Corporation (the “Borrower”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of February 23, 2005 among the Borrower, the Lenders listed on the signature pages thereof and Wells Fargo Bank, National Association as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.01(d) of the Credit Agreement.

In connection with the foregoing, we have examined executed copies of (a) the Articles of Incorporation and By-laws of the Borrower, (b) the Credit Agreement and the Exhibits thereto, or (c) the Notes issued pursuant to the Credit Agreement.

We have also examined such other documents, certificates and corporate records and instruments and have made such investigation of law as we deem necessary or appropriate for the purpose of enabling us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic copies, the authenticity or originals of such copies, and the execution and delivery of all documents referred to herein and the due authorization of such execution and delivery by all parties other than the Borrower.

Upon the basis of the foregoing, we are of the opinion that:

1. The Borrower is a corporation incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers required to carry on its business as now conducted.

2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene or

Exhibit B

constitute a default, or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, under any provision of applicable law or regulation or of the Articles of Incorporation or By-laws of the Borrower or, to the best of our knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower.

3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower.

4. Neither the Borrower nor any of its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or, to our knowledge, controlled by such a company.

5. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the public Utility Holding Company Act of 1935, as amended.

The foregoing opinions are subject to the qualifications that:

(a) The enforceability of any of the Credit Agreement, the Notes, or any provisions contained therein may be limited by (i) applicable bankruptcy, receivership, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(b) The availability of specific performance, injunctive relief, or other equitable remedies is subject to the discretion of the Court before which such proceedings thereof may be brought.

(c) Applicable laws and judicial decisions may require that you exercise your rights under the Credit Agreement in good faith and in a commercially reasonable manner and a Court may not strictly enforce certain covenants therein if it concludes that such enforcement would be unreasonable under the then-existing circumstances.

(d) We are licensed to practice law in                      and do not hold ourselves out to be experts on the laws of any jurisdiction other than                     , Delaware and the United States. Accordingly, we express no opinion with regard to any matter which may be governed by the laws of any state or other jurisdiction other than                     , Delaware and the United States.

(e) Wherever this opinion refers to matters “within our knowledge” or “to the best of our knowledge,” such reference means matters within our actual knowledge, based upon the personal knowledge of the attorneys who have provided legal services to the Borrower and a review of our files and inquiries of the Borrower. Other than as stated, we have not reviewed any other files or records, made any search of public records or conducted any other investigation with respect to the matters referred to herein.

Exhibit B

This opinion is limited to the legal matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is provided at your request and is to be limited in its use to reliance by you, and only with respect to this transaction. No other person or entity may rely or claim reliance upon this opinion without our prior written consent.

Very truly yours,

Exhibit B

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the Credit Agreement dated as of February 23, 2005 by and among Sigma-Aldrich Corporation (the “Borrower”), Wells Fargo Bank, National Association as Administrative Agent (the “Administrative Agent”), and the financial institutions parties thereto in their capacities as Lenders thereunder (as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms and in effect, the “Credit Agreement”) and, to the extent thereof, each of the Notes (as defined in the Credit Agreement). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

NOW, THEREFORE,                                          (the “Transferor”) and                                          (the “Transferee”) hereby agree as follows:

1. The Transferor hereby transfers and assigns to the Transferee, except with respect to indemnities of the Borrower, if any, which have not been satisfied and which shall have arisen prior to the Effective Date (as defined in Section 11 hereof), that interest in and to all the Transferor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Item 2 of Schedule A to this Assignment Agreement (“Assigned Portion”) and the Transferee hereby accepts said assignment and, to the extent of its respective interests therein, assumes the commitments and obligations established under the Credit Agreement with respect to the Assigned Portion. The assignment affected hereby is without recourse against or warranty (except as provided in Section 4 below) by the Transferor.

2. In connection with the assignment affected hereby by the Transferor to the Transferee of the Assigned Portion with respect to the Credit Agreement.

(a)	As of the Effective Date, the Transferee shall pay to the Transferor, in immediately available funds, an amount equal to the outstanding indebtedness owed to it by the Borrower under the Credit Agreement with respect to the Assigned Portion.

(b)	From and after the Effective Date, (a) the Transferee shall (i) be a Lender party to the Credit Agreement for all purposes of the Credit Agreement and the Notes; (ii) be subject to the terms and conditions thereof, and (iii) have all of the rights, interests, liabilities, duties and obligations of the Transferor under the Credit Agreement, the Notes and the Letter of Credit Obligations to the extent of the Assigned Portion; and (b) the Transferor shall to the extent provided in this Assignment Agreement relinquish such rights and interest and be released from such liabilities, duties and obligations under the Credit Agreement, the Notes and the Letter of Credit Obligations as shall have been assigned to the Transferee hereunder.

Exhibit C

(c)	From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the Assigned Portion (including, without limitation, all payments of principal, interest and fees, if applicable, with respect thereto) to the Transferee. The Transferor and Transferee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date between themselves.

3. Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and perform such further acts as such other party may reasonably request in order to effect the purposes of this Assignment Agreement, provided neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

4. By executing and delivering this Assignment Agreement, the Transferor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Note or any Letter of Credit Obligation, or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries, or the performance or observance by the Borrower or any of its Subsidiaries of any of its obligations under the Credit Agreement, any Note or any Letter of Credit Obligation or any other instrument or document furnished pursuant hereto.

5. By executing and delivering this Assignment Agreement, the Transferee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) will independently and without reliance upon the Administrative Agent, the Letter of Credit Issuer, Transferor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as the Administrative Agent, and the Letter of Credit Issuer to take such action as Letter of Credit Issuer, on its behalf and to exercise such powers under the Credit Agreement, the Notes and the Letters of Credit as are delegated to the Administrative Agent and the Letter of Credit Issuer by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement, the Notes and the Letter of Credit Obligations are required to be performed by it as a Lender.

6. Unless otherwise specifically provided herein, any notice or other communication

Exhibit C

herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service. For purposes hereof, the notice address of each party hereto shall be as set forth on Schedule A hereto or, as to either party, such other address as shall be designated by such party in writing.

7. Each of Transferor and the Transferee represents and warrants to the Borrower and the Administrative Agent that after giving effect to the assignment of the Assigned Portion affected hereby, each of the Transferor and the Transferee is in compliance with the provisions of Section 9.06 of the Credit Agreement.

8. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

10. No assignment effected pursuant to this Assignment Agreement shall constitute a novation of the obligations of the Borrower being assigned.

11. This Assignment Agreement shall become effective on the date (the “Effective Date”) upon which all of the following conditions are satisfied: (i) the execution of a counterpart hereof by each of the Transferor and Transferee; (ii) the execution of a counterpart hereof by the Borrower and the Administrative Agent as evidence of its consent hereto to the extent required under Section 9.06(c) of the Credit Agreement; (iii) the receipt by the Administrative Agent of the processing and recordation fee referred to in Section 9.06(c) of the Credit Agreement; (iv) in the event the Transferee is not a United States person, the delivery by the Transferee to the Administrative Agent of such forms, certificates or other evidence with respect to United States federal income tax withholding matters as Transferee may be required to deliver to the Administrative Agent pursuant to said Section 2.14; and (v) the receipt by the Administrative Agent of originals or facsimiles of the counterparts described above and authorization of delivery thereof; provided, however, that for all purposes under this Assignment Agreement, the term “Settlement Date” shall mean the later of (a) the date specified in Item 3 of Schedule A hereto and (b) the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered by their respective officers thereunto duly authorized, such execution being made as of the Effective Date in the applicable spaces provided on Schedule A hereto.

Exhibit C

SCHEDULE A

TO THE ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Name and Date of Credit Agreement: Credit Agreement, dated as of February 23, 2005 by and among Sigma-Aldrich Corporation, the financial institutions parties thereto as Lenders and Wells Fargo Bank, National Association as Administrative Agent for the Lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time.

2.	Assigned Portions[1]:

(a)	Aggregate
	Commitments of All Lenders	$

(b)	Assigned Share	%

(c)	Amount of Assigned Share	$

3.	Settlement Date: ,

4.	Payment Instructions:

TRANSFEROR:	TRANSFEREE:

Attn:	Attn:
Ref:	Ref:

5.	Notice of Address:

TRANSFEROR:	TRANSFEREE:

Attn:	Attn:
Ref:	Ref:

[1]	Assigned portions must be pro rata between Revolving and Term Commitments, Revolving and Term Notes and Letter of Credit Obligations.

Schedule A

6.	SIGNATURES:

[NAME OF TRANSFEROR]

By
Title:

[NAME OF TRANSFEREE]

By:
Title:

Consented to in accordance with Section 9.06(c) of the Credit Agreement

SIGMA-ALDRICH CORPORATION

By:
Title:

SIGMA-ALDRICH CORPORATION

By:
Title:

Schedule A

Accepted in accordance with Section 9.06(c) of the Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

Schedule A

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Wells Fargo Bank, National Association

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

230 West Monroe

Chicago, Illinois 60606

Attn:

Ladies and Gentlemen:

This certificate is furnished to you by Sigma-Aldrich Corporation (the “Borrower”), pursuant to Section 5.01(c) of that certain Credit Agreement, dated as of February 23, 2005, among the Borrower, the lenders party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), concurrently with the delivery of the financial statements required pursuant to Sections 5.01(a) and (b) of the Credit Agreement. Terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned, on behalf of the Borrower, hereby certifies that:

(A) no Default or Event of Default has occurred and is continuing, except as described in Attachment 1 hereto;

(B) the financial data and computations set forth in Schedule 1 below, evidencing compliance with the covenants set forth in Sections 5.05, 5.06, 5.07 and 5.11 of the Credit Agreement, are true and correct as of                     ,             2 (the “Computation Date”); and

(C) if the financial statements of the Borrower being concurrently delivered were not prepared in accordance with GAAP, Attachment 2 hereto sets forth any derivations required to conform the relevant data in such financial statements to the computations set forth below.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of this              day of                     ,         .

SIGMA-ALDRICH CORPORATION

By:
Name:

Title: Chief Financial Office

[2]	The last day of the accounting period for which financial statements are being concurrently delivered.

Exhibit D

SCHEDULE 1

Computations

I. Section 5.05 Capitalization Ratio and Pricing Schedule
Period: Fiscal Quarter ended , .
1. Maximum Permitted:		0.55:1.0
2. Actual:
(a) Consolidated Debt as of the period referred to above:	$
(b) Consolidated Debt plus Consolidated Net Worth for the period referred to above:	$
(c) Ratio of (a) to (b):		:1.0
3. Status under the Pricing Schedule		Level Status
II. Section 5.06 Consolidated Net Worth
Period: Fiscal Quarter ended:
1. Minimum Required:		$750,000,000
2. Actual:	$
3. If (1) is greater than (2), then Borrower is in compliance with Section 5.06		yes no
III. Section 5.07(d) Negative Pledge and Section 5.11(d) Limitation on Debt
1. 20% of the Consolidated Net Worth as of the date of this certificate:	$
2. Borrower’s aggregate outstanding Debt as described in Section 5.07(a):	$
3. Borrower’s aggregate outstanding Debt as described in Section 5.07(b):	$
4. Borrower’s aggregate outstanding Debt as described in Section 5.07(d):	$
5. Subsidiaries’ aggregate outstanding Debt as described in Section 5.11(a):	$
6. Subsidiaries’ aggregate outstanding unsecured Debt as described in Section 5.11(d):	$
7. (2) plus (3) plus (4) plus (5) plus (6)	$
8. If (1) is greater than (7), then Borrower is in compliance with Sections 5.07(d) and 5.11(d)		yes no

Schedule 1

ATTACHMENT 1

DESCRIPTION OF ANY DEFAULTS OR EVENTS OF DEFAULT

Attachment 1

ATTACHMENT 2

DERIVATIONS REQUIRED TO CONFORM RELEVANT DATA IF FINANCIAL

STATEMENTS WERE NOT PREPARED IN ACCORDANCE WITH GAAP

Attachment 2

Exhibit E

Form of NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association

as Agent for the Lenders party to the

Credit Agreement referred to below

201 Third Street, 8th Floor

San Francisco, California 94103

Attn: Agency Syndication Group

Ladies and Gentlemen:

The undersigned, Sigma-Aldrich Corporation, refers to the Credit Agreement, dated as of February 23, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the financial institutions party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent for such Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement and, in that connection, sets forth below the information relating to such Borrowing, as required by Section 2.02(a) of the Credit Agreement:

(i)	The requested Borrowing Date for the proposed Borrowing (which is a Business Day) is , .

(ii)	The aggregate amount of the proposed Borrowing is $ .

(iii)	The type of Loans comprising the proposed Borrowing are [Term] [Revolving] Loans.

(iv)	The type of Loans comprising the proposed Borrowing are [Base Rate] [LIBOR] Loans. The aggregate amount of proposed Base Rate Loans is $ . The aggregate amount of proposed LIBOR Loans is $ .

(v)	The duration of the Interest Period for each LIBOR Loan made as part of the proposed Borrowing, if applicable, is months (which shall be 1, 2, 3, 6, 9 or 12 months). [To be included in the case of a LIBOR Borrowing.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	The representations and warranties contained in Article IV of the Credit Agreement are true and correct as though made on and as of such date

Exhibit E

(except to the extent such representations and warranties expressly refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date);

(b)	No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing; and

(c)	The proposed Borrowing will not cause the aggregate principal amount of all outstanding Loans plus the aggregate amount of outstanding Letters of Credit Obligations, to exceed the combined Commitments of the Lenders.

Very truly yours,

SIGMA-ALDRICH CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit E

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Wells Fargo Bank, National Association

as Agent for the Lenders party to the

Credit Agreement referred to below

201 Third Street, 8th Floor

San Francisco, California 94103

Attn: Agency Syndication Group

Ladies and Gentlemen:

The undersigned, Sigma-Aldrich Corporation, refers to the Credit Agreement (5-Year Facility), dated as of February 23, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the financial institutions party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent for such Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such [conversion] [continuation], as required by Section 2.02(b) of the Credit Agreement:

(i) The date of the proposed [conversion] [continuation] is             , 200   (which shall be a Business Day).

(ii) The aggregate amount of the Loans proposed to be [converted] [continued] is $            . [Specify which part is to be converted and which part is to be continued, if appropriate.] The type of Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans].

(iii) The amount of the Borrowing which is to be [converted into] [continued as] a LIBOR Borrowing is $             . The duration of the requested Interest Period applicable thereto is              months (which shall be 1, 2, 3, 6, 9 or 12 months).

The undersigned hereby certifies that before and after giving effect to the proposed [conversion][continuation] and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Very truly yours,

SIGMA-ALDRICH CORPORATION

By:
Name:
Title:

By:
Name:
Title

Exhibit G

EXHIBIT G

LENDER ASSUMPTION AGREEMENT

Dated:

Sigma-Aldrich Corporation

3050 Spruce Street

St. Louis, Missouri 63103

Attention: Larry D. Roeder

Wells Fargo Bank, National Association,

as Administrative Agent

230 West Wacker Drive

Chicago, IL 60606

Attention: Steven M. Buehler

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 23, 2005 by and among Sigma-Aldrich Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent and Letter of Credit Issuer, Wells Fargo Bank, National Association and Wachovia Capital Markets, LLC as Joint Lead Arrangers for the Lenders, Wachovia Bank, N.A., as Syndication Agent, and ABN AMRO Bank N.V., The Bank Of Tokyo-Mitsubishi, Ltd., Chicago Branch and U.S. Bank N.A., as Co-Documentation Agents ((as amended or modified, the “Credit Agreement”), terms defined therein being used herein as therein defined).

The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.08 of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [applicable Increase Date] and that its Revolving Commitment shall as of such date be $            .

The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other

Exhibit G

Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, without limitation, in connection with its individualized participation interest in all Letters of Credit; (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1; (vi) confirms that it is an Eligible Lender; and (vii) attaches, if it is not incorporated under the laws of the United States of America or a state thereof, the forms prescribed by the Internal Revenue Services of the United States required under the Credit Agreement.

The Assuming Lender requests that the Borrower deliver to the Administrative Agent (to be promptly delivered to the Assuming Lender) a Revolving Note executed by the Borrower, in each case payable to the order of the Assuming Lender and dated as of the [Increase Date].

The effective date for this Lender Assumption Agreement shall be [applicable Increase Date]. Upon delivery of this Lender Assumption Agreement to the Borrower and the Administrative Agent, and satisfaction of all conditions imposed under Section 2.08 as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and fees) to the Assuming Lender.

This Lender Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Lender Assumption Agreement.

Exhibit G

THIS LENDER ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.

Very truly yours,

[NAME OF ASSUMING LENDER]

By:
Title:

Acknowledged and Agreed to:

SIGMA-ALDRICH CORPORATION

By:
Title:

WELLS FARGO, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

Exhibit G